Exhibit 99.1

Contact:

Dan Coccoluto	Leanne Agurkis
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	386-738-1912
coccoluto@omtool.com	lagurkis@blancandotus.com

OMTOOL REPORTS FIRST QUARTER FISCAL YEAR 2007 RESULTS

Revenue from Omtool’s document handling solution continues to grow as legacy hardware and software sales decline

Andover, Mass., May 14, 2007 – Omtool, Ltd. (NASDAQ: OMTL), a leading provider of document handling solutions and services, today reported results of operations for the first quarter of fiscal year 2007.  Total revenue for the quarter ended March 31, 2007, was approximately $3.8 million as compared with revenue of approximately $3.3 million for the quarter ended March 31, 2006, representing a 15% increase.  Total software license revenue increased by 2% during the first quarter of 2007 as compared to the same period in 2006.  Hardware revenue for the period ending March 31, 2007, decreased by approximately 48% from the first quarter of 2006 and service and other revenue increased by 33% during the recently completed quarter as compared to the first quarter of 2006.

The company’s operating expenses for the quarter ended March 31, 2007, were approximately $4.3 million as compared to approximately $3.7 million for the quarter ended March 31, 2006.  The expenses incurred during the first quarter included costs attributed to the acquisition of BlueChip Technologies and costs relating to the recently announced corporate restructuring.  As a result, expenses for the quarter ended March 31, 2007, increased by 17% compared to the quarter ended March 31, 2006.  Net loss for the quarter ended March 31, 2007, was approximately $(1,948,000) or $(0.43) per share, on a basic and diluted basis, as compared to a net loss of approximately $(1,368,000) or $(0.34) per share, on a basic and diluted basis for the same quarter of 2006.

During the first quarter of fiscal year 2007, AccuRoute, Omtool’s document handling solution, continued its growth representing 80% of software license revenue as compared to 65% in the quarter ended December 31, 2006.  This is due, in part, to the continued adoption of AccuRoute within the legal vertical market where Omtool now has nearly 200 legal customers, including approximately 45% of the 100 largest U.S. law firms.  At the same time, Omtool’s legacy products represented 20% of total software license revenue for the quarter ended March 31, 2007, as compared to 34% during the same period in 2006.

Commenting on Omtool’s results, Robert L. Voelk, Omtool’s chief executive officer, president and chairman of the board of directors, said, “Our continued focus on the legal vertical market has produced good results as the number of firms that are now Omtool AccuRoute customers continues to grow.  While we will maintain this focus with our direct sales initiatives and through our channel partners, we will also increase our efforts to further penetrate the healthcare vertical market.  The acquisition of BlueChip Technologies provides a strong base for this strategic corporate focus.  However, the contractual practices that we inherited with the BlueChip acquisition result in a delay in revenue recognition related to those contracts.  As a result, our backlog of orders received but not yet recognized during the first quarter of 2007 grew by approximately $500,000 from the previous quarter.  We are working towards modifying those practices so that we can recognize this revenue in a more timely fashion in future quarters.

“The corporate restructuring, attrition and other cost-cutting measures the company undertook since the beginning of the year will reduce expenditures by approximately $3.6 million per year and are designed to bring the company’s financial results to a level that is at or near cash flow break-even by the end of fiscal year 2007.  We have streamlined our operations to focus on the strategic priorities we have set for 2007, including expanding sales of AccuRoute in the legal and healthcare vertical markets through our direct and channel sales efforts, as well as providing support to our channel partners as they market our products to the financial services vertical market and other markets that have significant document handling and regulatory needs. We will maintain our focus on strategic vertical markets, channel opportunities and operational efficiencies as we continue our efforts to expand Omtool’s presence in the marketplace.  In light of our recent and historical operating performance and the positive opportunities we see in the marketplace for AccuRoute, however, we are also exploring a broad range of strategic and financial alternatives to enhance shareholder value,” Voelk concluded.

During the quarter ended March 31, 2007, Omtool announced an agreement with HP that will enable HP to offer AccuRoute with its multi-function printers; it saw the continued adoption of AccuRoute within its base of legal vertical market customers; and it made enhancements to the AccuRoute product line to allow for streamlined e-Filing from law firms to court systems.

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document handling solutions that simplify the integration of paper and electronic documents in enterprise information management systems.  Our flagship product family, AccuRoute, streamlines the capture, conversion, communication, and archive of paper and electronic documents, enabling fast, secure, and simultaneous distribution to multiple destinations in multiple formats.  AccuRoute products deliver faster, more efficient workflows, while reducing cost, complexity and risk.  Omtool solutions are used worldwide by businesses in document-intensive industries that demand secure handling, integration and tracking of documents in full compliance with a range of regulatory requirements.  Based in Andover, Massachusetts with offices in the United Kingdom, Omtool can be contacted at 1-800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s acquisition of BlueChip Technologies and the benefits thereof; Omtool’s objectives and expectations for future financial and operating performance; strategic and financial alternatives; customer interest in Omtool’s Genifax™ and AccuRoute® products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the continuation of Omtool’s operating losses; the pursuit of strategic and financial alternatives; the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax software products; the success of Omtool’s channel sales strategies, business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; continued compliance with the listing requirements of The Nasdaq Capital Market; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission (SEC), including Omtool’s Annual Report on Form 10-K filed with the SEC on March 26, 2007, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on or around May 14, 2007.

Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follow.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations

(In Thousands except Per Share Amounts)

	Three Months Ended March 31,
	(Unaudited)	(Unaudited)
	2007	2006
Revenue:
Software license	$1,047	$1,032
Hardware	292	558
Media	170	—
Service and other	2,324	1,747
Total revenue	3,833	3,337
Cost of revenue:
Software license	101	32
Hardware	192	345
Media	102	—
Service and other	1,069	713
Total cost of revenue	1,464	1,090
Gross profit	2,369	2,247
Operating expenses:
Sales and marketing	2,196	2,052
Research and development	880	708
General and administrative	997	900
Restructuring costs	213	—
Total operating expenses	4,286	3,660
Loss from operations	(1,917)	(1,413)
Interest and other income (expense), net	(31)	45
Loss before income tax benefit	(1,948)	(1,368)
Income tax benefit	—	—
Net loss	$(1,948)	$(1,368)

Net loss per share
Basic	$(0.43)	$(0.34)
Diluted	$(0.43)	$(0.34)

Weighted average number of common shares outstanding
Basic	4,478	4,021
Diluted	4,478	4,021

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Balance Sheets	March 31, 2007	December 31, 2006
(in Thousands)	(Unaudited)

Assets:
Cash and cash equivalents	$4,110	$5,470
Unbilled accounts receivable	501	678
Accounts receivable, net	2,107	2,100
Inventory	180	111
Prepaids and other	432	491
	7,330	8,850
Property and equipment, net	1,473	1,525
Goodwill and intangibles, net	3,541	3,561
Unbilled accounts receivable, long-term	405	424
Other assets	55	67
	$12,804	$14,427
Liabilities and stockholders’ equity:
Accounts payable	$1,875	$2,070
Accrued liabilities	1,845	1,521
Deferred revenue, current	4,581	4,027
Note payable, current	608	1,030
Capital lease obligations, current	421	442
	9,330	9,090
Deferred revenue, long-term	607	436
Deferred rent	467	498
Note payable, long-term	1,075	1,216

Stockholders’ equity	1,325	3,187
	$12,804	$14,427